Exhibit 10.2

March 31, 2014

Mr. Walter Shephard

26 Harbor View Drive

Essex, CT 06426

Dear Walter,

On behalf Wave Systems Corp, I am pleased to offer you a position as Chief Financial Officer, which is an Exempt position and reports to William Solms, CEO.  This letter, while not a contract of employment, is our attempt to summarize our understanding regarding the terms of your employment with Wave Systems Corp. (“Wave Systems Corp” or the “Company”) and is subject to the successful completion of a background check as well as verification of the information you have presented with your application.

Your employment will commence on April 1, 2014, or upon another date which is mutually agreeable.  All employment with Wave Systems Corp is on an “at will” status.  All employment with Wave Systems Corp is a voluntary one and is subject to termination by you, or the Company at will, with or without cause, and with or without notice, at any time. Nothing in this offer letter shall be interpreted to be in conflict with or to eliminate or modify in any way the employment-at-will status of Wave Systems Corp employees.

Please send appropriate documentation with the completion of your new hire forms, including proof that you are eligible for employment in the United States.  You will be required to complete an I-9 form as a condition of employment. You will also be required to execute a Non-Disclosure Agreement, an Employment Agreement, and a Securities Trades by Company Personnel Statement.

Your compensation will be at a rate of $7,916.67 semi-monthly.  This equates to an annual salary of $190,000; this figure is not a guarantee of earnings and is provided for informational purposes only.  For Fair Labor Standards Act (FLSA) wage and hour purposes, this position is classified as exempt, which means that you will not be eligible for overtime time pay for hours actually worked in excess of 40 in a given workweek.

•                  Stock options - We will recommend to the Compensation Committee of the Board of Directors that you be granted 250,000 incentive stock options under the terms of our 1994 Employee Stock Option Plan.  According to the plan these options would vest over three years on the 1st, 2nd, & 3rd anniversaries of your employment date, and expire ten years after the grant date.

•                  Benefits - You will be eligible for benefits offered by the Company on your first day of hire. Your eligibility for participation in the 401(k) plan is on your first day of hire, or your 21st Birthday, whichever comes first. You will be eligible for 20 days of vacation, ten paid holidays, and other personal days as offered by our Personnel Policies.  You shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as incurred by you in the performance of your duties and activities associated with promoting and maintaining the business of the Company, including travel, lodging, communications, and necessary office equipment.

•                  Bonus — You will be eligible for an annual executive bonus pending business performance of $135,000to be evaluated and paid quarterly.

This offer of employment will expire five days from the date of this letter.  If you wish to accept the offer, please sign a copy in the place provided below and return it to me within the prescribed time period.

We greatly look forward to having you join Wave Systems Corp and becoming a member of our team.  We believe that your unique talents will allow Wave Systems Corp to continue to grow and believe that your future here will be rewarding both professionally and financially.

Yours truly,

William Solms

CEO

CC: Human Resources

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon completion of background check.

This offer shall remain open until April 4, 2014. Any acceptance postmarked after this date will be considered invalid.

Date:

Accepted & Signed: